Exhibit 5.1

September 13, 2023

Inno Holdings Inc.

2465 Farm Market 359 South

Brookshire, TX 77423

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Inno Holdings Inc., a Texas corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (Registration No. 333-273429) initially filed with the Securities and Exchange Commission (the “Commission”) on July 26, 2023, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale of (i) up to 2,500,000 shares (the “Company Shares”) of the Company’s common stock, no par value (the “Common Stock”), (ii) up to 375,000 shares of Common Stock that may be purchased to cover over-allotments, if any (the “Over-Allotment Shares”), by AC Sunshine Securities LLC, in its capacity as representative of the underwriters (the “Underwriter”), (iii) warrants to purchase up to 201,250 shares of Common Stock that will be issued to the Underwriter (the “Underwriter’s Warrants”), (iv) up to 201,250 shares of Common Stock underlying the Underwriter’s Warrants (the “Underwriter’s Warrant Shares”) and (v) up to 1,386,990 shares of Common Stock that may be sold by the selling stockholders named in the Registration Statement (the “Stockholder Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions, including the Amended and Restated Certificate of Formation of the Company filed with the Secretary of State of the State of Texas on July 14, 2023 and the form of Underwriter’s Warrants, substantially in the form of Exhibit A attached to the underwriting agreement. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by the parties (other than the Company), we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

September 13, 2023 Page 2

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.	the Company Shares and the Over-Allotment Shares have been duly authorized, and, when the Company Shares and Over-Allotment Shares are delivered to the Underwriter against payment of the agreed consideration therefor in accordance with the underwriting agreement, the Company Shares and Over-Allotment Shares will be validly issued, fully paid and nonassessable.

2.	The Underwriter’s Warrants have been duly authorized, and, when the Underwriter’s Warrants are delivered to the Underwriter against payment of the agreed consideration therefor in accordance with the underwriting agreement, the Underwriter’s Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Underwriter’s Warrant Shares have been duly authorized and, when issued and delivered by the Company upon exercise of the Underwriter’s Warrants against payment therefor as set forth in the Registration Statement, the underwriting agreement and the Underwriter’s Warrants, will be validly issued, fully paid and nonassessable.

4.	The Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the Texas Business Organizations Code, as amended, including the statutory provisions, the applicable provisions of the Texas Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Winston & Strawn LLP